                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                   Exhibit 10.21

                                    ADDENDUM
                            PRODUCT SERVICE AGREEMENT
                                  RETURNS ONLY

THIS PRODUCT SERVICE (RETURNS ONLY) ADDENDUM ("Service Agreement") is effective as of September 21, 2001 ("Effective Date"), and is attached to and incorporated in the Vendor Agreement between Best Buy Co., Inc., its affiliates and subsidiaries ("Best Buy") and NETGEAR, INC. ("Vendor"), dated September 20, 2001

1. To the end of Section 7 ("Returns") of the Vendor Agreement, the following paragraph shall be added:

                  WARRANTY RETURNS. Vendor's end-user warranty statement accompanies the product when sold. Vendor appoints Best Buy as an "Authorized Return Center" for the return of those Products under warranty. Best Buy will (1) receive the in-warranty Product from the customer, (2) provide a new Product ("Replacement Product") to the customer, and (3) send the customer's defective Product to Vendor after receiving Vendor's RA. The appointment of Best Buy as an Authorized Return Center include all present and future Best Buy locations which Best Buy designates to accept the Product returns. The appointment of Best Buy as an Authorized Return Center is on a non-exclusive basis; Vendor may appoint other parties as Authorized Return Centers. If this Agreement is terminated or expires, this Section 7 will continue in full force and effect for the amount of time and to the extent necessary for Best Buy to distribute the remaining Products in accordance with Section 17, plus the applicable time period of the warranty for each such Product, plus the time period specified or allowed under this Agreement for Best Buy to return defective Product and be reimbursed for shipping and Replacement Products.

2. Best Buy's Products Returns Department is the appropriate point of contact for questions and inquiries related to this Service Agreement.

3. The paragraph entitled "Survival" within Section 27 of the Vendor Agreement shall be deleted and replaced in its entirety with the following paragraph:

                  SURVIVAL: The expiration or termination of this Agreement shall not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to and which by their nature are intended to survive expiration or termination, including but not limited to provisions relating to confidentiality, indemnification, returns, shipping, and proprietary rights. Vendor understands and agrees that certain provisions of this Agreement must survive in order that Best Buy, as an Authorized Return Center, may satisfy the customer's warranty requests, even after the completion of this Agreement.

4. All other terms and conditions of the Vendor Agreement, not specifically amended, changed or modified by this Service Agreement shall remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Vendor Agreement.

In witness whereof, the parties have executed this Service Agreement.

BEST BUY CO., INC.                           VENDOR: NETGEAR, INC.

Authorized Officer: Michael London           Authorized Officer:   [ILLEGIBLE]
                    ---------------                              ---------------
                      (Signature)                                  (Signature)

Name:  Michael London                        Name:    PATRICK LO
      -----------------                            -----------------
        (Please Print)                               (Please Print)

Title: [ILLEGIBLE]                           Title: CEO

BEST BUY PURCHASING LLC

Authorized Officer:  /s/ Michael London
                    --------------------
                         (Signature)

Name:   Michael London
      -----------------
        (Please Print)

Title: [ILLEGIBLE]

                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                                    ADDENDUM
                              CONSIGNMENT AGREEMENT

Effective Date:   January 1, 2002________________________

THIS CONSIGNMENT AGREEMENT ("Agreement") is attached to and incorporated in the Vendor Agreement between Best Buy Co., Inc., its affiliates and subsidiaries ("Consignee") and NETGEAR, Inc., having its principle place of business at 4500 Great America Parkway, Santa Clara, CA 95054________________ ("Consignor"), which became effective on ______________. This Agreement is intended to set forth the terms and conditions applicable only to the provision of consigned goods from Consignor to Consignee. Such consigned goods are described on Exhibit A hereto, as may be amended from time to time by agreement by the parties.

All terms in the Vendor Agreement shall remain in full force and effect with respect to non-consigned goods. With respect to consigned goods, the following terms shall supplement the terms of the Vendor Agreement in the event of conflict the terms of this Agreement will control with respect to consigned goods.

1. RESERVATION OF RIGHTS AND TITLE. Title to all consignment goods is reserved in Consignor until sale of the goods by the undersigned Consignee to Consignee's customers. Consignee agrees to cooperate with Consignor in effecting the protections afforded consignment sellers under Sections 9-103(d), 9-109(a)(4) and 9-319 of the Uniform Commercial Code as adopted and in effect in the state of Minnesota, to the extent provided herein. Consignee agrees to execute UCC-1 financing statements as modified in the form attached as Exhibit B; provided, however, that Consignor shall be responsible for preparation of such financing statements for Consignee's review and signature, and for the filing of such financing statements and payment of all applicable filing and preparation costs. No security interest shall be granted in the proceeds from the sale of the consignment goods.

2. SALE OF CONSIGNMENT GOODS. Consignee has sole discretion to determine the retail price of the consignment products and the right to determine the amount and frequency of any price reductions. For each sale of a unit of consignment product, regardless of the retail sale price, Consignee shall pay Consignor the "Agreed Cost" for such product, as set forth in Exhibit A, minus the allowances, deductions and vendor chargebacks agreed between the parties as described elsewhere in this Agreement. Consignment product sold and returned by a customer in accordance with Consignee's return policy shall not be counted as a "sale" for purposes of calculating payments to Consignor. Product that is defective (which includes but is not limited to product that is returned without the box, with an opened box, or with a damaged box) shall be the responsibility of Consignor, and may be returned to Consignor unless otherwise mutually agreed. Any amounts remaining from the sale after payment to Consignor as set forth herein shall be retained by Consignee. Consignee shall exert commercially reasonable efforts to sell the consignment products consistent with Consignee's sales, marketing and merchandising plans which may be amended from time to time.

3. REMITTING PAYMENT FOR SALE OF GOODS; INVOICING; ALLOWANCES; AUDIT RIGHTS. All transactions (e.g., purchase orders and invoices) shall be conducted via Electronic Data Interchange (EDI). At the time of shipment of the consignment goods to Consignee. Consignor agrees to provide Consignee with initial involves which show quantity and stock-keeping unit (SKU), but which reflect a "0" total amount. Upon receipt of such goods. Consignee will match receipts against the "0" invoices and resolve discrepancies (e.g., shortages) with Consignor each month to assure that the parties agree as to the correct beginning inventories of consignment goods, at which time any necessary corrections to the "0" invoices will be made. If Consignor falls to submit "0" invoices to Consignee to confirm the quantities of goods shipped, Consignee may in its discretion; (1) make payment to Consignor based upon quantities of goods as determined by Consignee's inventory records, which will result in a delay in Consignee's payment to Consignor, or (2) delay its payment to Consignor until Consignor produces the necessary "0" invoices or other documentation to confirm quantities of goods shipped.

Consignee shall provide net point of sales data to Consignor via EDI on a weekly basis (i.e., net of customer returns) at no charge. Subject to the Consignor's obligation to provide accurate "0" invoices to Consignee on a timely basis, payment to Consignor will be made [*]. Payment will be based on final estimated monthly sales, which may not equal the sum of weekly sales transmissions to Consignor due to sales system corrections posted within two business days after fiscal month and Consignee may also deduct from payments and agreed-upon allowances that are not reflected on the invoices. Those agreed allowances/deductions are set forth below:

ADVERTISING ALLOWANCE: AS PER MARKETING AGREEMENT

DEFECTIVE ALLOWANCE: NONE

PLACEMENT/END CAP ALLOWANCE: NONE

SHRINK ALLOWANCE: NONE

VOLUME REBATE: NONE

[OTHER]:

Consignor may audit Consignee's books and records pertaining solely to the subject matter of this Agreement no more than once per year, provided that Consignee shall be given reasonable written notice, and further provided that the audit shall take place at Consignee's facilities during normal business hours. Costs of the audit shall be borne by Consignor, provided that if a [*] or more discrepancy or shortfall is found. Consignee will reimburse the reasonable and documented costs of such audit.

4. TAXES. Consignee will be responsible for the collection and remittance of the appropriate sales tax to the proper taxing authorities and will provide state resale tax certificates to Consignor. Consignee shall report the consignment inventory to the proper taxing authorities, as consignment property within Consignee's possession that is owned by Consignor. Consignee shall pay directly all necessary and valid property taxes pertaining to the consignment inventory in Consignee's possession, which amount shall be reimbursed by Consignor to Consignee via vendor charge-back or other appropriate method. The personal property tax calculation will be based on the consignment inventory as listed on Consignee's general ledger. Each party shall be responsible for reporting its own Income derived from this Agreement and for payment of its own income taxes.

5. DELIVERY AND PRODUCT MIX. The goods to be sold on consignment and the Agreed Cost per unit are described in Exhibit A annexed hereto. The quantities and delivery dates shall be mutually agreed to by Consignor and Consignee.

6. SHIPMENTS. Standard delivery for inbound shipments to Consignee shall be F.O.B. Destination: Freight Prepaid by Consignor to Consignee's Distribution Centers and Consignee's Retail Stores. Consignor will ship and pay for all orders via standard ground shipment in addition, Consignor shall be responsible for making shipping arrangements, scheduling, tracking, proof of delivery, trading, insurance for loss or damage while goods are in transit and filing freight claims for loss and/or damage. If expedited shipment becomes necessary, in the reasonable opinion of both parties, due to the fault or delay of Consignor, then Consignor shall pay the costs of such expedited shipments to either Consignee's distribution centers or via drop ships to Consignee's stores, as requested by Consignee. If expedited shipment become necessary, in the reasonable opinion of both parties, due to the fault or delay of Consignee, then Consignor agrees to ship product, freight collect, to either Consignee's distribution centers, or stores via drop ship, as requested by Consignee; Consignee shall then charge back Consignor the difference between the standard ground shipping costs and the expedited shipping costs. The carrier (not Consignor) shall invoice Consignee in this latter freight collect situation. Consignor agrees not to include freight charges on any invoices under any circumstances.

7. RETURN OF GOODS. Consignee has 100% return rights with respect to the consignment product, whether in cases of defectives, obsoletes, slow-moving goods, upon termination, or otherwise. Except as otherwise expressly set forth in this Agreement, Consignee agrees to arrange and pay for return shipments. Notwithstanding the foregoing, the undersigned Consignee reserves the right to return, at Consignor's expense, any goods for which a claim is made that alleges that the goods (1) Infringe any alleged patent, design, tradename, trademark, copyright, right of privacy, or any other tangible or intangible property rights, or (2) are not manufactured, packaged and labeled in accordance with best industry standards and/or all applicable laws, ordinances, rules and regulations by governmental departments, bodies and agencies governing and/or restricting the receipt and sale of goods by the undersigned Consignee, or (3) have caused injury to person or property. In addition, Consignor agrees to pay the cost of return shipments of substantially defective product. In all cases, Consignor agrees to provide a return authorization ("RA") within 48 hours of request.

8. FURTHER OBLIGATIONS OF CONSIGNEE. Consignee shall make an annual payment to Consignor at the most recent Agreed Cost per unit for any loss or damage to the consignment goods while such goods are in the care, custody, and control of Consignee. Notwithstanding the foregoing, Consignee agrees to use commercially reasonable efforts to protect and preserve the consignment goods of Consignor which are in the care, custody or control of Consignee, wherever located. Consignee further agrees to maintain all-risk property insurance in an amount adequate to fully insure all consignment goods of Consignor which are in the care, custody or control of Consignee, wherever located, in an amount not less than 35 Million, and will name Consignor as a loss payee on such policy where Consignor's interest appears.

9.       FURTHER OBLIGATIONS OF CONSIGNOR.

         a. Consignor represents and warrants that (i) Consignor has full title to the consignment goods, free and clear of all liens, charges and other encumbrances, and (ii) all merchandise delivered hereunder will have been manufactured, packaged, and labeled in accordance with best industry standards and all applicable laws, ordinances, rules, and regulations by governmental departments, bodies, and agencies governing and/or restricting the purchase, acceptance, resale, distribution or promotion of such consignment products by Consignee.

         b. Consignor agrees to defend Consignee against and shall indemnify Consignee and hold Consignee harmless from all losses, costs and expenses arising from any and all claims, suits and demands by any third party relating to (1) the copyright, trademark, patent, trade secret, intellectual property, performance or broadcast rights, property or contract rights respecting all consignment products for sale, distribution and/or promotional purposes, including the advertising and merchandising of same, and (2) the use by Consignee's customers of the consignment products (e.g., product liability claims). Consignee agrees to provide Consignor prompt notice of any such third party claims against Consignee and to tender the defense Consignor. Consignor shall bear all attorneys fees and costs in defending such claims; provided, however, that Consignee may participate in the defense at its own expense.

         c. Any use or Insertion by Consignor in the consignment products of artwork, copyrighted materials, trademarks or any other intellectual property created or owned by Consignee must be expressly approved by Consignee. Such artwork, copyrighted materials, trademarks or other intellectual property shall remain the exclusive property of Consignee. Its affiliates, subsidiaries or assigns. Use of the materials by Consignor for any other purpose is expressly prohibited.

10. CONSIGNOR-CONSIGNEE RELATIONSHIP. The parties do not intend to form a partnership or joint venture, principal-agent, employer-employee, or any other relationship other than that of consignor-consignee, and, where appropriate, licensor-licensee. It is fully understood that each party will exercise full power and authority, except for as specifically provided otherwise in writing and signed by both parties, to select the means, method and manner of performing all obligations required under this Agreement. Except as provided herein, neither party will have any right or authority and will not attempt to enter into any contract or commitment, or incur any debt or liability of any nature in the name of or on behalf of the other party.

11. TERM; TERMINATION. The term of this Agreement shall commence on the Effective Date, and shall continue for one year, subject to automatic annual renewal unless terminated by either party upon advance written notice to the other. Termination shall not effect the parties respective outstanding obligations.

Upon termination, the parties will wind up their consignment relationship by conducting an account reconciliation to reach a final settlement. In the event Consignee's records reflect a debit balance with Consignor (defined as any amount owned by Consignor to Consignee), Consignee may (i) hold the goods as collateral until Consignor makes payment to Consignee; or (ii) if Consignee elects to purchase the remaining consignment inventory, deduct the debit balance amount from the amount payable to Consignor. Notwithstanding the foregoing, upon termination of this Agreement, Consignee may, at its option, (i) purchase the remaining consignment inventory (and negotiate in good faith for obtaining price protection), or (ii) return all or some of the product to Consignor at Consignee's expense.

12. ASSIGNMENT. Neither party may assign this Agreement without first obtaining the written consent of the other party. Provided, however, that a party may assign this Agreement, without the consent of the other party, to (a) a purchaser of all or substantially all of the assigning party's assets or a majority or controlling interest in the assigning party's voting stock, provided that the purchaser's net worth at the time of purchase is equal to or greater than that of the assigning party, and further provided that the purchaser is not a competitor of the other party to this Agreement; or (b) to a present or future subsidiary or affiliate of the assigning party.

13. GOVERNING LAW. This Agreement shall be governed and controlled in all respects by the laws of the State of Minnesota, excluding its conflict of law rules. Consignor consents and submits to the exclusive jurisdiction of the state and federal district courts located in Minneapolis, Minnesota.

14. ENTIRE AGREEMENT. This consignment agreement, and the accompanying exhibits, contains all the terms and conditions with respect to the consignment of the goods named herein. No modification of these terms and conditions shall be of any forces unless such modification is reduced to writing and signed by the undersigned Consignor and Consignee. However, the parties may from time to time amend the description of products and Agreed Cost terms contained on Exhibit A, without necessarily reducing the same to a writing signed by both parties.

CONSIGNOR: NETGEAR. Inc.

By: /s/ Jonathan Mather
    ----------------------------------

Name: Jonathan Mather

Title: CFO

Date: 3/7/2002

CONSIGNEE: BEST BUY CO., INC., AND Its affiliates and subsidiaries

By: /s/ BRIAN CHARCHENKO
    ----------------------------------

Name: BRIAN CHARCHENKO

Title: Buyer

Date: 3/4/02

                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CONSIGNMENT AGREEMENT DATE January 1, 2002, between Best Buy Co., Inc., its affiliates and subsidiaries ("Consignee") and Netgear, Inc. ("Consigner").

                                    EXHIBIT A
                            To Consignment Agreement
                             Revised August 27, 2002

Description of Consignment Products

MA 101 - Wireless USB Adaptor

MA 401 - Wireless PC Card

MR314 - Wireless Router w/4 - Port Switch

FVS318 - Firewall Router w/8 - Port

CONSIGNOR: Netgear, Inc.                 CONSIGNEE: BEST BUY CO., INC
                                             And its affiliates and subsidiaries

By: /s/Jonathan Mather                   By: [ILLEGIBLE]
    ----------------------------             ---------------------------------

Name: Jonathan Mather                    Name: [ILLEGIBLE]

Title: Chief Financial Officer           Title: Business Team Manager

Date: August 27, 2002                    Date: 9/12/02

                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                       EXHIBIT A TO CONSIGNMENT AGREEMENT

DESCRIPTION OF CONSIGNMENT PRODUCTS                            AGREED COST
----------------------------------------------------------------------------
MA101 - Wireless USB Adapter                                 $   [ * ] /Unit

MA401 - Wireless PC Card                                     $   [ * ] /Unit

MR314 - Wireless Router w/4 - Port Switch                    $   [ * ] /Unit
----------------------------------------------------------------------------